Exhibit 10.11

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of September 22, 2025 (the “Effective Date”), by and between Eva Live Inc., a Nevada corporation (the “Company”), and Imran Firoz (“Executive”).

WHEREAS, the Company desires to retain the services of Executive as its Interim Chief Financial Officer; and

WHEREAS, Executive desires to accept such employment on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

1. Position and Duties

Executive shall serve as Interim Chief Financial Officer of the Company and shall have such duties and responsibilities as are reasonably assigned by the Board of Directors. Executive agrees to devote his reasonable best efforts and substantially all of his business time to the performance of his duties hereunder.

2. Term

The term of this Agreement shall be for a period of three (3) months beginning on the Effective Date (the “Initial Term”). After the completion of six (6) months, this Agreement shall automatically renew on a month-to-month basis unless terminated by either party with thirty (30) days’ written notice.

3. Compensation & Expenses

(a) Salary. During the term of this Agreement, the Company shall pay Executive a monthly salary of $10,500, payable in accordance with the Company’s standard payroll practices.

(b) Performance Bonus and Equity Compensation. Executive shall be eligible to receive a performance bonus and equity-based compensation, as determined by the Board of Directors, on or before September 30, 2025.

(c) The Company agrees to reimburse the Executive for all reasonable and necessary business expenses incurred in the course of their duties, in accordance with the Company’s policies.

4. Confidentiality and Non-Disclosure

Executive agrees to maintain the confidentiality of all proprietary and confidential information of the Company and shall not disclose such information to any third party during or after the term of this Agreement.

5. Termination

a) Termination by the Company for Cause

The Company may terminate the Executive’s employment for “Cause” at any time. For purposes of this Agreement, “Cause” shall include:

- Gross negligence or willful misconduct in the performance of duties.

- Conviction of a felony or any crime involving fraud or dishonesty.

- Violation of any material Company policies or ethical standards.

b) Termination by the Company without Cause

The Company may terminate the Executive’s employment without Cause upon [NUMBER] days’ written notice. In such a case, the Executive will be entitled to receive the base salary for the remainder of the term or six months’ severance, whichever is greater.

c) Termination by the Executive

The Executive may terminate their employment with 30 days’ written notice to the Company. In the event of such termination, the Executive will forfeit any unpaid bonus or unvested equity compensation.

6. Indemnification

The Company agrees to fully indemnify the Executive, permitted by law, for any claims, liabilities, or expenses arising from the Executive’s performance of duties, provided such claims are not the result of the Executive’s gross negligence or willful misconduct.

7. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict of law principles.

8. Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

Eva Live Inc.		Executive:

By:		By:
Name:	David Boulette	Name:	Imran Firoz
Title:	Chief Executive Officer